Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-254142 and 333-249065) on Form S-8 and (No. 333-266289) on Form S-3 of our reports dated February 27, 2023, with respect to the consolidated financial statements of Corsair Gaming, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California

February 27, 2023